September 1, 2015

Mr. Douglas Thomas
Chief Executive Officer
DTS8 Coffee Company, Ltd.
Building B, #439, Jinyuan Ba Lu, Jiangqiao Town
Jiading District, Shanghai, 201812, China

Dear Mr. Thomas,

The purpose of this letter agreement is to confirm the appointment of Shailen Singh ("Advisor") by the Board of Directors ("Board") to act as coffee advisor to DTS8 Coffee Company, Ltd, a Nevada corporation ("DTS8" or the "Company") in connection with Company issues relating to coffee procurement, roasting and other matters as may relate to coffee. The Board also confirms that the Advisor is being retained hereunder by and solely for the benefit of the Board of DTS8 and not by any third parties, including the Company's shareholders.

In connection with our engagement the Advisor will provide the following services: (a) develop a long term strategic plan to develop a distribution and sales channels in China; (b) develop a green bean coffee procurement system to enable the Company to broaden its product supply; (c) travelling, meeting and selecting quality green beans produced by farmers in coffee growing countries; (d) working closely with the farmers in coffee producing countries from which the Company seeks to source and import coffee; (e) developing coffee profiles and analysis, making country site visits and developing coffee blends for potential customers; and (f) provide such other coffee advice to the Board directly related to industry standards and structures as described above and as may reasonably be requested by Board.

1. You and the Board further acknowledge that you and the Board, respectively, will use your best efforts to ensure that all information concerning the Company will be provided to me, directly or indirectly, orally or in writing, by you or your respective agents and advisors will be accurate and complete in all material respects and will not be misleading in any material respect.

2. In connection with the performance of advisory services hereunder, Advisor will keep confidential and will use only for the purpose of performing the services described herein all information, whether written or oral, acquired from the Board and the Company in connection with our work hereunder, except: (i) information which was available to the public prior to the engagement or which thereafter becomes available to the public other than through a breach by parties of obligations hereunder; (ii) information which was known to Advisor prior to the engagement; and (iii) information which Advisor is required to disclose by law (including applicable securities law requirements) or in connection with legal process or legal or regulatory proceedings. Advisors obligation under this section will survive the completion of this engagement.

3. The Company will provide to Advisor current drafts and final copies, as soon as they

become available, of all disclosure documents filed or to be filed by or on behalf of the Company. However, the Advisor will have no responsibility for the form or content of the documentation and the description of our services undertaken pursuant to the terms of this engagement letter. Advisor will be entitled at any time to withdraw, amend or supplement any opinion in the event that Advisor reasonably concludes that there has been a material change in the factors upon which any such opinion is based and that, accordingly, there has been a material change following the dates thereof.

4. In consideration for our services hereunder, the Company will pay the Advisor one million shares (1,000,000) of DTS8 common stock.

5. The Company agrees to indemnify and hold the Advisor to the fully extent permitted by law, harmless from and against any and all losses, claims, actions, suits, proceedings, damages, liabilities or expenses of whatsoever nature or kind (collectively, "Losses"), to which an Indemnified Party may become subject by reason of the performance of professional services rendered hereunder.

6. If Advisor is requested to perform services in addition to those described above, the terms and conditions relating to such services will be outlined in a separate letter agreement and the fees for such services will be negotiated separated and in good faith and will be consistent with fees paid for similar services.

7. The term of this agreement will be for a period beginning as of the date of your acceptance of this Agreement and ending on April 30, 2016.

8. This Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

9. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or unenforceability of any other provisions of this Agreement.

10. The Agreement resulting from acceptance of this letter agreement constitutes the entire agreement between the parties with respect to the services described herein and supersedes any prior agreements or understandings made between the parties with respect thereto. No modification or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by the parties hereto.

If the foregoing correctly reflects the basis upon which the Company agrees to retain the Advisor, please sign and return one copy of this Agreement to us.

DTS8 Coffee Company, Ltd.:	Advisor:
Douglas Thomas, CEO	Shailen Singh